Contacts:
Anthony N. Leo	Robin L. Oliver
Chief Executive Officer	Chief Financial Officer
727.399.5678	727.685.2082

BayFirst Financial Corp. To Discontinue Nationwide Network of Residential Mortgage LPOs

ST. PETERSBURG, Fl. — September 21, 2022 — BayFirst Financial Corp. (NASDAQ: BAFN) (the “Company”), parent company of BayFirst National Bank (the "Bank"), today announced that due to the precipitous decline in mortgage volumes and the uncertain outlook for mortgage lending over the coming quarters, its Board of Directors has initiated the process of discontinuing the Bank’s nationwide network of residential mortgage loan production offices. The Bank will continue to originate mortgage loans in its local Florida market areas. The Board’s action is subject to any necessary regulatory approvals.
“Given the impact of declining mortgage volume on the Company’s operating performance in recent quarters, together with the uncertain outlook for mortgage lending in the near to mid-term, we made the difficult decision to discontinue our nationwide network of residential mortgage loan production offices,” stated Anthony N. Leo, Chief Executive Officer. “This decision allows the Bank to focus our resources on building a premier community banking franchise and capitalizing on our expertise in SBA lending. We opened our eighth banking center in West Bradenton this week as we continue to expand our network of bank offices throughout the Tampa Bay region. At the same time, SBA lending through our CreditBench division has grown to record levels and we continue to add new team members to that division.”
The Bank and the Company estimate the after-tax expense associated with discontinuing this line of business will range between $3.0 and $4.0 million, depending upon various factors including, among others, its ability to renegotiate certain contracts and close loans in its locked pipeline. This action is subject to any required regulatory notices and approvals, and is expected to be completed by November 24, 2022.

About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, BayFirst National Bank, which commenced business operations on February 12, 1999. BayFirst National Bank is a national banking association. The Bank currently operates eight full-service office locations, and ranks among the nation’s top 10 SBA lenders.
BayFirst Financial Corp., through the Bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of June 30, 2022, BayFirst Financial Corp. had $921.9 million in total assets.
Forward Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

Note: Transmitted on Globe Newswire on September 21, 2022, at 5:00 EDT.